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                                                                  EXHIBIT 4.5


                     AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

       This AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT, effective as of March 2, 2006 ("Amendment No. 2"), between PINNACLE AIRLINES CORP., a Delaware Corporation (the "Company"), and COMPUTERSHARE TRUST COMPANY., N.A., a National Banking Association (the "Rights Agent").

       WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 14, 2003 (as previously amended, the "Rights Agreement"); and

       WHEREAS, the Company and the Rights Agent now desire to make certain amendments to the Rights Agreement, as more specifically provided herein.

       NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1. AMENDMENT AND RESTATEMENT OF SECTION 1. In Section 1 "Certain Definitions" of the Rights Agreement, the definition of "Person" is hereby amended, restated and replaced in its entirety by the following:

       "PERSON" means any individual, partnership, firm corporation, company association, trust, unincorporated organization, syndicate or group (the existence of a "group" being determined in accordance with Rule 13d-5 under the Exchange Act, as the Rule is in effect on the date of this Agreement including, but not limited to, a Person having any agreement, arrangement or understanding [whether formal or informal and whether of not in writing] with any other Person to act together to acquire, offer to acquire, hold, vote or dispose of any Common Shares of the Company).

2. NO OTHER AMENDMENTS. Except as expressly amended hereby, the terms of the Rights Agreement will remain in full force and effect in all respects.

3. GOVERNING LAW. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4. COUNTERPARTS. This Amendment No. 2 may be executed in any number of counterparts, and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.



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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.



                                   PINNACLE AIRLINES CORP.


                                   By: /s/ Peter D. Hunt
                                       -----------------------------------------
                                       Peter D. Hunt
                                       Vice President and Chief Financial
                                       Officer



                                   COMPUTERSHARE TRUST COMPANY., N.A.
                                   as Rights Agent


                                   By: /s/ Keith Bradley
                                       ----------------------------------------
                                       Keith Bradley
                                       Vice President




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